Exhibit 23.2

Consent of Price Waterhouse LLP, Independent Accountants

    We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated September 20, 1996, except for Note 13 as to which the date is November 4, 1996, relating to the combined financial statements of Corning Clinical Laboratories Inc., which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedule for the three years ended December 31, 1995 listed under Item 16b of this Registration Statement when such schedule is read in conjunction with the financial statements referred to in our report. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Price Waterhouse LLP
Price Waterhouse LLP

New York, New York
December 10, 1996


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